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                     March 16, 2023

       Todd Fruchterman
       Chief Executive Officer
       Butterfly Network, Inc.
       1600 District Avenue
       Burlington, Massachusetts 01803

                                                        Re: Butterfly Network,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-39292

       Dear Todd Fruchterman :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services